Exhibit 99.1

Solta Medical Reports Second Quarter 2009 Revenue of $27.4 Million

Positive Cash Flow from Operations of $2.4 Million for the Quarter

HAYWARD, Calif., July 30 — Solta Medical, Inc. (Nasdaq: SLTM), a global leader in the medical aesthetics market, today announced results for the second quarter ended June 30, 2009. Revenue for the quarter was $27.4 million, an increase of approximately $9.5 million, or 53%, as compared to the second quarter 2008 reflecting increased revenue as a result of the acquisition of Reliant Technologies, Inc. on December 23, 2008. The company generated $2.4 million in cash flow from operations during the quarter and achieved profitability.

Solta Medical’s reported results for the second quarter of 2009 include non-cash purchase price related charges of $1.4 million and non-cash stock based compensation charges of $0.9 million. The GAAP net income for the quarter including these charges was $0.1 million, or $0.00 per share as compared to a net income of $2.0 million, or $0.08 per share reported for the second quarter of 2008. The non-GAAP net income for the quarter excluding these charges was $2.3 million, or $0.05 per share as compared to a non-GAAP net income of $3.0 million, or $0.12 per share reported for the second quarter of 2008.

“Our second quarter performance further reflects the successful integration of our Reliant acquisition. Our revenue rose sequentially from the previous quarter by $2.2 million, or 9%, while our operating expenses declined from the previous quarter by $2.3 million, or 12%,” said Stephen J. Fanning, Chairman of the Board, President and CEO of Solta Medical. “As with the first quarter, international markets accounted for 57% of total revenue. U.S. and international revenues grew sequentially from the first quarter by 10% and 8%, respectively. We also drove sequential revenue growth in the range of 7% to 10% from all major product segments with tips and other consumables accounting for 49% of total revenue.”

“In addition, our working capital has grown by $2.4 million, or 17%, from year-end 2008. We demonstrated solid management of our inventory levels which have declined by nearly $7 million, or 38%, from year-end 2008. At the end of the quarter we had cash and investments of $19.1 million,” Mr. Fanning concluded.

Financial Goals for 2009

The Company updated its financial goals for 2009 as follows:

•	Realize up to $25 million in cost synergies as a result of the acquisition of Reliant Technologies, Inc.

•	Generate positive EBITDA for the full year 2009

•	Generate positive cash flow from operations for the second half of 2009

•

Achieve a non-GAAP gross margin in the range of 64% to 66% for the full year 2009 excluding non-cash amortization charges and non-cash purchase price related adjustments. The gross margin has been decreased from the previous goal of 70% due to a higher proportion of revenue derived from both international distributors and system upgrades.

Non-GAAP Presentation

To supplement the condensed consolidated financial information presented on a GAAP basis, management has provided non-GAAP gross margin, non-GAAP operating income (loss), non-GAAP EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share measures that exclude the impact of purchase price related adjustments, severance costs, merger related costs, and stock-based compensation expenses, all net of income taxes. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with management’s internal use of the measures, which it uses to measure the performance of ongoing operating results, against prior periods and against our internally developed targets. There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of non-GAAP financial measures attached to this release.

Conference Call Information

Solta Medical will host a conference call and webcast today, Thursday, July 30, 2009, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific) to discuss the financial results and current corporate developments. The dial-in number for the conference call is 877-941-1848 for domestic participants and 480-629-9722 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain accessible for seven days. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers. Both callers will need to use the Passcode 4093352#. To access the live webcast of the call, go to Solta Medical's website at www.solta.com and click on Investor Relations. An archived webcast will also be available at www.solta.com.

About Solta Medical, Inc.

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative, safe, and effective anti-aging solutions for patients which enhance and expand the practice of medical aesthetics for physicians.

The company offers products to address aging skin under the industry's two premier brands: Thermage(R) and Fraxel(R). Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Since 2002, over one million Thermage and Fraxel procedures have been performed worldwide. Thermage and Fraxel are the perfect complement for any aesthetic practice. Our products are available in over 100 countries. For more information about Solta Medical, call 877-782-2286 or log on to www.Solta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our financial goals for 2009. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Solta Medical's actual results to differ materially from the statements contained herein. Factors that might cause such a difference include the possibility that the development and release of new products and initiatives do not proceed as anticipated, the market for the sale of these new products and initiatives does not develop as expected, the remaining risks and uncertainties with the integration process, the risks related to our future liquidity if we fail to achieve adequate levels of revenue or sustained profitability, if unanticipated expenses or other uses of cash arise or if we are not able to maintain compliance with borrowing facility covenants and the risks relating to Solta Medical's ability to achieve its stated financial goals as a result of, among other things, economic conditions and consumer and physician confidence causing changes in consumer and physician spending habits that affect demand for our products and treatments. Further information on potential risk factors that could affect Solta Medical's business and its financial results are detailed in its Form 10-Q for the quarter ended March 31, 2009, and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Solta Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SOURCE Solta Medical, Inc.

CONTACT:

Jack Glenn, Chief Financial Officer of Solta Medical, Inc.,

+1-510-786-6890; or

investors,

Doug Sherk,

or Jenifer Kirtland, jkirtland@evcgroup.com,

both of EVC Group, +1-415-896-6820, for Solta Medical, Inc.

Web Site: http://www.Solta.com

Solta Medical, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net revenue	$27,417	$17,881	$52,662	$34,112
Cost of revenue	10,777	4,095	22,284	8,453

Gross margin	16,640	13,786	30,378	25,659

Operating expenses:
Sales and marketing	9,038	6,993	19,513	14,415
Research and development	3,949	2,173	7,865	4,904
General and administrative	3,452	3,046	7,770	7,598

Total operating expenses	16,439	12,212	35,148	26,917

Income (loss) from operations	201	1,574	(4,770)	(1,258)
Interest and other income	41	543	302	1,146
Interest and other expense	(104)	—	(151)	—

Income (loss) before income taxes	138	2,117	(4,619)	(112)
Provision for income taxes	(53)	(78)	(71)	(86)

Net income (loss)	$85	$2,039	$(4,690)	$(198)

Net income (loss) per share — basic	$0.00	$0.09	$(0.10)	$(0.01)

Net income (loss) per share — diluted	$0.00	$0.08	$(0.10)	$(0.01)

Weighted average shares outstanding used in calculating net income (loss) per share:
Basic	47,806,228	23,855,246	47,782,656	23,743,043

Diluted	47,920,161	24,418,630	47,782,656	23,743,043

Solta Medical, Inc.

NON-GAAP RECONCILIATION OF GROSS MARGIN, OPERATING INCOME (L0SS), EBITDA, NET INCOME

(LOSS) AND NET INCOME (LOSS) PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
GAAP Gross margin	$16,640	$13,786	$30,378	$25,659
Non-GAAP adjustments to gross margin:
Purchase price related adjustments	1,048	—	4,024	—
Stock-based compensation	61	53	114	96

Non-GAAP gross margin	$17,749	$13,839	$34,516	$25,755

Non-GAAP gross margin as % of sales	65%	77%	66%	76%

GAAP income (loss) from operations	$201	$1,574	$(4,770)	$(1,258)
Non-GAAP adjustments to income (loss) from operations:
Purchase price related adjustments	1,383	—	4,675	—
Severance expenses	—	—	118	—
Merger-related costs	—	—	—	969
Stock-based compensation	864	923	1,653	1,902

Non-GAAP income from operations	2,448	2,497	1,676	1,613
Depreciation expenses	670	335	1,395	666

Non-GAAP EBITDA	$3,118	$2,832	$3,071	$2,279

GAAP net income (loss)	$85	$2,039	$(4,690)	$(198)
Non-GAAP adjustments to net income (loss):
Purchase price related adjustments	1,383	—	4,675	—
Severance expenses	—	—	118	—
Merger-related costs	—	—	—	969
Stock-based compensation	864	923	1,653	1,902

Non-GAAP net income	$2,332	$2,962	$1,756	$2,673

GAAP basic net income (loss) per share	$0.00	$0.09	$(0.10)	$(0.01)
Non-GAAP adjustments to basic income (loss) per share:
Purchase price related adjustments	0.03	—	0.10	—
Severance expenses	—	—	0.00	—
Merger-related costs	—	—	—	0.04
Stock-based compensation	0.02	$0.03	0.04	0.08

Non-GAAP basic net income per share	$0.05	$0.12	$0.04	$0.11

Non-GAAP diluted net income per share	$0.05	$0.12	$0.04	$0.11

GAAP weighted average shares outstanding used in calculating basic net income (loss) per share	47,806,228	23,855,246	47,782,656	23,743,043

GAAP weighted average shares outstanding used in calculating diluted net income (loss) per share	47,920,161	24,418,630	47,782,656	23,743,043
Adjustments for dilutive potential common stock	447,282	313,718	400,552	1,105,538

Weighted average shares outstanding used in calculating non-GAAP diluted net income (loss) per share	48,367,443	24,732,348	48,183,208	24,848,581

Solta Medical, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(Unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$14,615	$7,556
Marketable investments	4,519	17,870
Accounts receivable, net	13,337	5,119
Inventories, net	11,365	18,304
Prepaid expenses and other current assets	4,047	4,074

Total current assets	47,883	52,923
Property and equipment, net	6,197	6,841
Purchased intangible assets, net	38,899	40,999
Goodwill	48,348	48,158
Other assets	266	247

Total assets	$141,593	$149,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$4,963	$8,080
Accrued liabilities	11,685	11,085
Accrued restructuring	596	3,549
Current portion of deferred revenue	4,134	3,658
Short-term margin account borrowings	3,329	12,399
Line of credit obligation	5,225	—
Current portion of term loan	1,389	—
Customer deposits	346	288

Total current liabilities	31,667	39,059
Deferred revenue, net of current portion	689	688
Term loan, net of current portion	2,359	—
Non-current tax liabilities	1,520	1,464
Other liabilities	314	133

Total liabilities	36,549	41,344

Stockholders’ equity:
Common stock, $0.001 par value:
100,000,000 shares authorized
47,852,445 and 47,758,823 shares issued and outstanding at June 30, 2009 and December 31, 2008	48	48
Additional paid-in capital	167,427	165,680
Deferred stock-based compensation	—	(2)
Accumulated other comprehensive loss	161	—
Accumulated deficit	(62,592)	(57,902)

Total stockholders’ equity	105,044	107,824

Total liabilities and stockholders’ equity	$141,593	$149,168